Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street
North Bergen, NJ 07047	NEWS
(201) 624-3000	RELEASE
www.vitaminshoppe.com

Vitamin Shoppe, Inc. Announces Fourth Quarter 2013 Results

4Q13 Highlights:

•	Total revenue increased 17.2%

•	Retail comparable store sales grew 4.6%

•	E-commerce revenues increased 25.5%

•	Fully diluted GAAP EPS of $0.37, includes $0.01/share of Super Supplements integration costs

•	Opened 19 new stores in the U.S.

NORTH BERGEN, N.J., February 25, 2014 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading multi-channel specialty retailer of nutritional products, today announced preliminary results for the fourth quarter and full year ended December 28, 2013. Total net sales in the quarter increased 17.2% to $256.4 million compared to $218.9 million in the same period of the prior year. Reported earnings per share in fourth quarter 2013 were $0.37, compared with $0.32 in fourth quarter 2012.

Tony Truesdale, Chief Executive Officer of the Company commented, “The fourth quarter was another solid quarter for us. Our customers are responding favorably to changes and updates we consistently undertake to improve their online shopping experience with e-commerce sales up 25% in the quarter. I am also very proud that we delivered our 20th consecutive year of positive comparable retail store sales growth. We undertook two major growth initiatives during 2013; the acquisition of Super Supplements and the opening of a new distribution center in Ashland, VA.”

Mr. Truesdale further commented, “We participate in an attractive growth industry. We remain focused on our long-term top and bottom line results and continue to make investments to support our growth. Our business generates strong cash flow, and our balance sheet is solid providing significant financial resources.”

Fourth Quarter 2013 Results

Sales growth in the quarter was driven by: 1) a 4.6% increase in comparable retail store sales, 2) the contribution from Super Supplements retail stores of $16.8 million, 3) growth from non-comp stores, and 4) a 25.5% increase in e-commerce sales, including an approximate 5.5% contribution from Super Supplements online sales. Total comparable sales were 6.2% when including e-commerce comp sales.

The Company opened 19 stores in the quarter, 52 for the full year and acquired 31 Super Supplements stores. The majority of the fourth quarter store openings occurred later in the quarter. Total store count was 659 as of December 28, 2013, compared with 579 on December 29, 2012.

Cost of goods sold, which includes product, warehouse, distribution and store occupancy costs, increased $28.2 million, or 19.8%, to $170.7 million for the three months ended December 28, 2013, compared with $142.5 million for the three months ended December 29, 2012.

Gross profit increased $9.3 million, or 12.2%, to $85.7 million for 2013 fourth quarter, compared with $76.4 million for fourth quarter 2012. Gross profit as a percentage of net sales was 33.4% for the quarter ended December 28, 2013, compared to 34.9% in fourth quarter 2012. The decrease was primarily attributable to the opening of the new distribution center, shifts in product category sales mix and higher penetration of e-commerce sales.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $6.8 million, or 11.4%, to $66.8 million for the quarter ended December 28, 2013, compared with $59.9 million for the quarter ended December 29, 2012. SG&A includes integration related expenses for Super Supplements of approximately $0.5 million. SG&A as a percentage of net sales was 26.0% for fourth quarter 2013 compared with 27.4% in fourth quarter 2012. The reduction reflects lower incentive compensation expense.

Income from operations in fourth quarter 2013 was $18.9 million, an increase of 14.9% from the same period in the prior year. As a percentage of net sales, income from operations was 7.4% for fourth quarter 2013 compared with 7.5% for fourth quarter 2012.

Net income was $11.2 million for fourth quarter 2013, 15.9% higher than fourth quarter 2012. Reported earnings per diluted share (EPS) were $0.37 in fourth quarter 2013 compared with $0.32 in fourth quarter 2012. Fourth quarter 2013 includes $0.01 per share of integration costs related to the Super Supplements acquisition. Fourth quarter 2012 includes an estimated negative $0.08 per share impact resulting from Superstorm Sandy, the Super Supplements acquisition and Canadian start-up costs.

Balance Sheet and Cash Flow

Cash and equivalents at December 28, 2013 were $74.0 million and the company has no debt.

Capital expenditures were $10.4 million in the quarter and $42.8 million for the full year. Funds were expended primarily for the new distribution center, build-out of new stores and improvements to existing stores.

Fiscal 2013 Financial and Operating Highlights:

•	Comparable store sales grew 3.5%, the 20th consecutive year of positive comparable sales growth

•	Net sales increased 14.4%

•	E-commerce sales rose 19.4%

•	Operating income was up 11.0%

•	Operating margin of 10.1%

•	Fully diluted EPS of $2.18

•	Opened 52 stores in the United States

•	Acquired Super Supplements with 31 stores in the Pacific northwest

•	Opened first franchise store in Panama

•	Opened new distribution center in Ashland, VA

Outlook

Management expects the following for 2014:

First Quarter 2014:

•	As the company migrates to an omni-channel environment, e-commerce sales will be included in total comp sales figure starting in 2014

•	Reflecting a challenging retail environment to date, total comps, including e-commerce, of low single digits in 1Q14

Full Year 2014:

•	Retail store comparable sales growth of low to mid-single digits, and total comps including e-commerce, of mid-single digits

•	Approximately 60 new stores

•	Depreciation & amortization of approximately $31 million

•	Slight EBIT margin decline, reflecting lower first quarter 2014 expectations

•	Capital expenditures of approximately $35-40 million

Webcast

Management will host a conference call to discuss the fourth quarter 2013 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on February 25, 2014 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 3218661. The replay will be available until 11:59 p.m. ET on March 4, 2014. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading multi-channel specialty retailer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe, BodyTech, True Athlete, MyTrition, plnt, ProBioCare and Next Step brands. The Vitamin Shoppe conducts business through more than 660 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and through its website, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including, the risk that the operations of Super Supplements will not be integrated successfully, the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact	Media Contact

Kathleen Heaney	Meghan Kennedy
646-912-3844	201-552-6017
ir@vitaminshoppe.com	Meghan.kennedy@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Net sales	$256,427	$218,876	$1,087,469	$950,902
Cost of goods sold	170,733	142,485	709,823	617,920

Gross profit	85,694	76,391	377,646	332,982
Selling, general and administrative expenses	66,769	59,920	267,354	233,610

Income from operations	18,925	16,471	110,292	99,372
Interest expense, net	120	124	495	659

Income before provision for income taxes	18,805	16,347	109,797	98,713
Provision for income taxes	7,586	6,669	43,251	37,888

Net income	$11,219	$9,678	$66,546	$60,825

Weighted average common shares outstanding
Basic	30,068,843	29,893,361	29,992,620	29,473,711
Diluted	30,651,599	30,460,739	30,541,057	30,110,237
Net income per common share
Basic	$0.37	$0.32	$2.22	$2.06
Diluted	$0.37	$0.32	$2.18	$2.02

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net sales:
Retail	$226,422	$194,532	$969,610	$849,765
Direct	30,005	24,344	117,859	101,137

Net sales	$256,427	$218,876	$1,087,469	$950,902

Income from operations:
Retail	$38,824	$37,076	$192,439	$173,300
Direct	5,393	4,230	21,930	19,588
Corporate costs	(25,292)	(24,835)	(104,077)	(93,516)

Income from operations	$18,925	$16,471	$110,292	$99,372

Increase in comparable store net sales	4.6%	5.2%	3.5%	8.2%

Gross profit as a percent of net sales	33.4%	34.9%	34.7%	35.0%
Income from operations as a percent of net sales	7.4%	7.5%	10.1%	10.5%

Capital Expenditures	$10,429	$12,150	$42,782	$30,775
Depreciation and Amortization	8,014	6,537	28,026	23,076
Impairment charge on fixed assets	—	—	—	730

Acquisition and integration costs	$477	$1,281	$4,336	$1,281
Insurance recoveries from Super Storm Sandy	$—	$—	$1,079	$—

Store Data:
Stores open at beginning of period	640	564	579	528
Stores opened	19	15	52	54
Stores acquired	—	—	31	—
Stores closed	—	—	(3)	(3)

Stores open at end of period	659	579	659	579

Total retail square footage at end of period (in thousands)	2,390	2,130	2,390	2,130

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	December 28, 2013	December 29, 2012
ASSETS

Current assets:
Cash and cash equivalents	$74,036	$81,168
Inventories	163,921	137,693
Prepaid expenses and other current assets	31,292	14,572
Deferred income taxes	5,936	7,904

Total current assets	275,185	241,337
Property and equipment, net	120,142	95,401
Goodwill	210,633	177,248
Other intangibles, net	71,264	69,116
Other long-term assets	4,840	3,183

Total assets	$682,064	$586,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,106	$22,445
Deferred sales	21,712	20,912
Accrued expenses and other current liabilities	42,026	44,527

Total current liabilities	102,844	87,884
Deferred income taxes	11,588	13,011
Deferred rent	36,032	30,150
Other long-term liabilities	3,260	7,822

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at December 28, 2013 and December 29, 2012	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,531,550 shares issued and 30,525,234 shares outstanding at December 28, 2013, and 30,170,627 shares issued and outstanding at December 29, 2012	305	302
Additional paid-in capital	302,314	287,574
Treasury stock, at cost; 6,316 shares at December 28, 2013 and no shares at December 29, 2012	(280)	—
Accumulated other comprehensive (loss) income	(86)	1
Retained earnings	226,087	159,541

Total stockholders’ equity	528,340	447,418

Total liabilities and stockholders’ equity	$682,064	$586,285

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